Exhibit 3.15

CERTIFICATE OF FORMATION OF CSX LINES VESSELS, LLC	STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 1:30 PM 11/26/2001 010585438 – 3459951

1.	The name of the limited liability company is CSX LINES VESSELS, LLC.

2.	The address of the company is 2101 Rexford Road, Suite 350 West, Charlotte, North Carolina 28211.

3.	The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

4.	CSX LINES VESSELS, LLC may carry on any lawful business, purpose or activity pursuant to Delaware Corporation Law Chapter 18 Section 18-106.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of CSX LINES VESSELS, LLC this 26th day of November, 2001.

CSX LINES, LLC

Authorized Person

By:
Robert S. Zuckerman, Secretary

CERTIFICATE OF AMENDMENT

OF

CSX LINES VESSELS, LLC

1.	The name of the limited liability company is CSX LINES VESSELS, LLC.

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

The name of the limited liability company shall be “HORIZON LINES VESSELS, LLC”.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of AMENDMENT OF CSX LINES VESSELS, LLC, this 24th day of February, 2003.

Name:	Robert S. Zuckerman
Title:	Authorized Representative

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 08:30 AM 02/24/2003 030115264 – 3459951